EXHIBIT 99.1

QUIPP

Quipp, Inc., 4800 N.W. 157th Street, Miami, FL   33014-6434    Phone (305) 623-8700    Fax (305) 623-0980

July 20, 2005

John D. Lori, Managing Member

JDL Partners L.P.

106 Seventh Street, Suite 202

Garden City, NY   11530

Dear Mr. Lori:

The Board of Directors of Quipp, Inc. has given further consideration to the proposal contained in your June 27, 2005 letter.  After extensive deliberation, with the participation of Quipp’s investment bankers and counsel, the Board of Directors has determined that the purchase price proposed in your June 27, 2005 letter is substantially below the amount that would cause us to entertain further discussion.

In addition, the Board has authorized me to advise you that Quipp is not for sale.  While we would address an offer that, among other things, involves a price that would provide significant value to our shareholders, we are not soliciting such an offer, and your proposal does not constitute such an offer.

We appreciate your continuing interest in Quipp.

Sincerely,

/s/ CRISTINA H. KEPNER

Cristina H. Kepner

Chairman of the Board